Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE     June 16, 2016

Deltic Timber Corporation Expands Board of Directors

and Elects New Board Member

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today the expansion of its Board of Directors to twelve members and the election of the new member to fill the additional position, effective June 16, 2016.

D. Mark Leland is the retired former President of the Midstream Division of El Paso Corporation. El Paso Corporation is a subsidiary of Burlington Northern Inc. Prior to his tenure as President of the Midstream Division, he served in various positions including, Executive Vice President and CFO, El Paso Corporation; Senior Vice President CFO, El Paso Production Company; Vice President CFO of El Paso Field Services and Chief Operating Officer GulfTerra Energy Partners; Vice President CFO of El Paso Field Services and Controller GulfTerra Energy Partners LP; Director of Business Development, El Paso Field Services; Manager of Corporate Planning, El Paso Corporation; and various internal auditing and accounting positions at Burlington Northern, Inc.

“Mark Leland’s vast experience across the many business units of El Paso Corporation and Burlington Northern, Inc., while serving in critical financial roles, will be very beneficial to Deltic Timber and its Board, as well as our shareholders. With the business environment that exists as a result of the Sarbanes-Oxley Act, his background in internal auditing will serve the Company’s Audit Committee well,” said Robert C. Nolan, Chairman of the Board of Directors.

Leland earned a BBA in Finance, with a minor in Economics from the University of Puget Sound in Tacoma, Washington. He is also a Certified Internal Auditor and a Certified Management Accountant. Leland was designated as a Class I director and appointed to the Board’s Audit Committee.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiber-board plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432